                                                                     EXHIBIT 5.1



                          FULBRIGHT & JAWORSKI L.L.P.
                   A Registered Limited Liability Partnership
                           1301 McKinney, Suite 5100
                           Houston, Texas 77010-3095

telephone: 713-651-5151                                             Houston
facsimile: 713/651-5246                                         Washington, D.C.
                                                                    Austin
                                                                  San Antonio
                                                                    Dallas
                                                                   New York
                                                                  Los Angeles
                                                                  Minneapolis
                                                                    London
                                                                   Hong Kong


                                  July 19, 2001

Kaneb Services LLC
2435 North Central Expressway
Suite 700
Richardson, Texas 75080

Ladies and Gentlemen:


         We have acted as counsel for Kaneb Services LLC, a Delaware limited liability company (the "Registrant"), in connection with the registration under the Securities Act of 1933 of 2,000,000 shares of the Registrant's common shares (the "Shares"), to be offered upon the terms and subject to the conditions set forth in the Registrant's 2001 Incentive Plan, as amended (the "Plan").

         In connection therewith, we have examined originals or copies certified or otherwise identified to our satisfaction of the Registration Statement on Form S-8 (the "Registration Statement") to be filed with the Securities and Exchange Commission with respect to the Shares, the Amended and Restated Limited Liability Company Agreement of the Registrant and such other documents and instruments as we have deemed necessary or appropriate for the expression of the opinions contained herein.

         We have assumed the authenticity and completeness of all records, certificates and other instruments submitted to us as originals, the conformity to original documents of all records, certificates and other instruments submitted to us as copies, the authenticity and completeness of the originals of those records, certificates and other instruments submitted to us as copies and the correctness of all statements of fact contained in all records, certificates and other instruments that we have examined.

         Based on the foregoing, and having regard for such legal considerations as we have deemed relevant, we are of the opinion that the Shares have been duly and validly authorized for issuance and, when issued in accordance with the terms of the Plan, will be duly and validly issued, fully paid and nonassessable.

         The opinions expressed herein relate solely to, are based solely upon and are limited exclusively to the laws of the State of Texas and the federal laws of the United States of America, to the extent applicable.

         We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to our name under the caption "Item
5. Interests of Named Experts and Counsel" in the Registration Statement.

                                            Very truly yours,

                                            /s/ FULBRIGHT & JAWORSKI L.L.P.

                                            Fulbright & Jaworski L.L.P.